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Exhibit 8.1

June 6, 2011

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall
San Diego, CA 92121

Ladies and Gentlemen:

        We have acted as counsel to Kratos Defense & Security Solutions, Inc. ("Parent"), a Delaware corporation, in connection with the Agreement and Plan of Merger dated May 15, 2011 (the "Agreement") among Parent, IRIS Merger Sub Inc. ("Merger Sub"), a Maryland corporation and wholly-owned subsidiary of Parent, IRIS Acquisition Sub LLC ("Merger LLC"), a single member Maryland limited liability company and wholly-owned subsidiary of Parent, and Integral Systems, Inc. ("Company"), a Maryland corporation. Pursuant to the Agreement, Merger Sub will merge with and into the Company, (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Following the Merger, the Company will merge with and into Merger LLC, with Merger LLC surviving the merger (the "Second Merger" and, together with the Merger, the "Transactions"). We are delivering the opinion set forth herein (the "Opinion") in connection with the filing of the Registration Statement on Form S-4 of Parent, which includes the Joint Proxy Statement/Prospectus (the "Registration Statement"), filed with the Securities and Exchange Commission. Unless otherwise defined herein, capitalized terms used in this Opinion have the meaning specified in the Agreement.

        For purposes of this Opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Transactions will be completed in the manner set forth in the Agreement and in the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein. In addition, in rendering this Opinion, we have relied upon the factual representations set forth in the letters of representation from the Company and Parent to us dated the date hereof (the "Representation Letters"). In rendering our Opinion, we have also assumed (without independent investigation or verification) that (i) the factual representations made in the Agreement, Registration Statement, Representation Letters and other documents referred to herein are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Agreement, Registration Statement, Representation Letters and other documents referred to herein that is qualified by knowledge, intention, belief or any similar qualifier is, and will be as of the Effective Time, true and complete without such qualification, (iii) the Representation Letters have been executed by appropriate authorized officers of the Company and Parent, (iv) all other documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us, (v) each document submitted to us will be legal, valid, binding and enforceable, and (vi) all covenants agreed to by the parties pursuant to the documents referred to herein have been or will be performed or satisfied in accordance with their terms. In addition, we expressly condition this Opinion on the consummation of the Second Merger on or prior to December 31, 2011. Any inaccuracy of any of the preceding assumptions or representations, warranties, covenants or statements in the foregoing documents or the failure to consummate the Transactions in accordance with the terms of the Agreement and as described in the Registration Statement may adversely affect our Opinion.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that the Transactions, taken together, will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        This Opinion is being rendered solely in connection with the filing of the Registration Statement. This Opinion is rendered only as of the date hereof, and we undertake no obligation to update the Opinion after the date hereof. This Opinion may be withdrawn if we do not receive the Representation Letters dated the date of the Effective Time confirming the accuracy of the representations set forth therein. Our Opinion is based upon the Code; applicable Treasury Regulations promulgated or proposed under the Code; published administrative rulings and procedures; judicial decisions; and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated herein.

        This Opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Transactions. No opinion is implied or may be inferred beyond the matters expressly stated herein.

        We hereby consent to the reference to us under the headings "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Sincerely,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

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  Exhibit 8.1